Exhibit 99.2

INTERNATIONAL PAPER PLAZA 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper Completes Sale of 900,000 Acres of Forestland

to TimberStar Southwest for Approximately $1.13 Billion

MEMPHIS, Tenn.—Oct. 30, 2006—International Paper (NYSE: IP) has completed the previously announced sale of 900,000 acres of forestland in Louisiana, Texas and Arkansas to TimberStar Southwest, whose lead investor is TimberStar, a subsidiary of iStar Financial Inc. (NYSE: SFI), for approximately $1.13 billion in cash and notes.

The transaction was announced in April 2006 as part of International Paper’s sale of the majority of its U.S. forestlands. In connection with the sale, the parties also entered into a 50-year fiber supply agreement for IP’s pulp and paper mills, and a 30-year fiber supply agreement for IP’s wood products facilities, both at market prices. Under TimberStar Southwest management, the forestlands will continue to be managed and third-party certified under the requirements of the Sustainable Forestry Initiative® Standard.

About International Paper

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

About TimberStar and iStar Financial Inc.

Atlanta-based TimberStar, a new timber and timberland company, was founded in 2005 for the purpose of acquiring productive forestlands and managing them for long-term timber production. TimberStar is a subsidiary of iStar Financial, Inc., and is managed by industry veterans Jerry Barag and John Rasor. Barag was most recently Chief Investment Officer of Timbervest and Rasor spent more than 40 years in various leadership roles at Georgia-Pacific, including Executive Vice President, Forest Resources. The former IP lands in Louisiana, Texas and Arkansas lands will be managed as TimberStar Southwest from a central office in Shreveport, La. TimberStar has additional landholdings in the Northeastern United States. Additional information on TimberStar is available on the company’s Web site at http://www.timberstar.com.

iStar Financial Inc. (NYSE: SFI) is the leading publicly traded finance company focused on the commercial real estate industry. The company primarily provides custom tailored financing to high end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, corporate net lease financing and equity. The company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers. Additional information on iStar Financial is available on the company’s Web site at http://www.istarfinancial.com.

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Contacts:

International Paper: Media – Amy Sawyer, 901-419-4312; Investors – Brian McDonald, 901-419-4957

iStar Financial: Media and Investor Relations – Andrew G. Backman: 212-930-9450